Exhibit 99.1

FCPT Elects Charles Jemley to Board of Directors

Company Release - 6/29/2017

MILL VALLEY, Calif.—(BUSINESS WIRE)— Four Corners Property Trust, Inc. (NYSE: FCPT) today announced that its Board of Directors has elected Charles Jemley as a director of the Company, effective June 28, 2017. Mr. Jemley has also been appointed to the Audit Committee. As a result of such appointment, the Board now consists of six directors, five of whom are deemed independent directors.

Charles Jemley is a Senior Vice President at Starbucks (NYSE: SBUX) where he currently leads finance for a number of global functions. Mr. Jemley joined Starbucks in February 2006 as part of the original leadership team based in Shanghai, China charged with growing the China market shortly after Starbucks began raising its China equity positions. Since returning to the United States in 2008, Mr. Jemley has held a number of senior finance positions, the vast majority of which involved scaling Starbucks international business, including leading its international store development program in 2015. Prior to joining Starbucks, he had a 16-year career with Yum! Brands (KFC, Pizza Hut, Taco Bell). At Yum, his responsibilities included leading the market planning function from 1998 through 2000 and US real estate and development for the KFC brand in 2001 and 2002. Mr. Jemley received his B.A. in accounting from the University of Louisville and holds an MBA from the University of Washington. He is a member of the University of Washington’s Global Business Advisory Board.

“After a lengthy search process that resulted in our speaking with several highly-qualified candidates, we are excited to welcome Charles Jemley to our Board of Directors and look forward to benefiting from his nearly 30 years of branded restaurant experience; particularly his thought leadership on brand positioning and site selection, both of which will provide great insight into our going forward acquisition strategy,” said John Moody, Chairman of the FCPT Board of Directors.

“I am energized by the growth opportunity presented by FCPT’s business and I look forward to working closely with my new fellow Directors on the Board,” said Mr. Jemley.

About FCPT:

FCPT, headquartered in Mill Valley, CA, is a real estate investment trust primarily engaged in the acquisition and leasing of restaurant properties. The Company will seek to grow its portfolio by acquiring additional real estate to lease, on a triple net basis, for use in the restaurant and related food services industry. Additional information about FCPT can be found on the Company’s website at http://www.fcpt.com/.

FCPT

Bill Lenehan, 415-965-8031

CEO

Gerry Morgan, 415-965-8032

CFO